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                                  EXHIBIT 10.28

Cayenne Software, Inc.
Roland D. Pampel, Cayenne Director


December 31, 1997



Mr. Peter J. Boni
138 Marlborough Street
Boston, MA  02116


Dear Peter,


Confirming our prior conversations and agreement, the following are the details of what we agreed to:

Mutual agreement of resignation of employment and from all board and officer positions of Cayenne and subsidiaries. Peter Boni agreed to participate in the employee announcement, discussions with analysts and shareholders and in the preparation of the Press Release.

Terms Agreed to:
All vested ISO option shares as of 12/31/97 will be exercisable for 90 days after 12/31/97. All non-qualified vested option shares as of 12/31/97 will be exercisable through the end of July 1998. After July 31, 1998, 300,000 of the above vested (12/31/97) non-qualified option shares will be exercisable through the end of year 2000.

Peter Boni will be given one year base salary for the calendar year of 1998; the base salary of $278,000.00 is the salary to be used. Peter Boni will be given continuance of medical, dental, insurance benefits and car allowance for one year, until and including December 31, 1998.

Peter Boni will not compete with the Company for one year. He will not use or disclose the Company's confidential information. He will not disparage the Company.

I wish you success in your future endeavors.


Sincerely,

/s/ Roland D. Pampel

Roland D. Pampel
Cayenne Director